Exhibit 99.1

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR TO HOST
MARKET UPDATE SESSION IN LOS ANGELES ON MAY 9, 2018

Similar Event to Take Place in New York on May 24

LOS ANGELES, April 24, 2018 – Brookfield DTLA Fund Office Trust Investor Inc. (“Brookfield DTLA”) announced today that it will host a market update session in Los Angeles on Wednesday, May 9, 2018. During the session, Brookfield DTLA executives will offer insight into the downtown Los Angeles office market and provide updates on Brookfield DTLA’s property portfolio.

The event will be held at Brookfield’s offices in Los Angeles at 601 S. Figueroa St. A preliminary agenda is as follows:

All Times PDT

9:00 – 10:00am:	Los Angeles Market Overview and Brookfield DTLA Portfolio Presentation

10:00 – 11:30am:	Downtown Los Angeles Property Tour

11:45 – 12:45pm:	Lunch

The session is intended for participation by current Brookfield DTLA investors only. Investors interested in attending must RSVP to Brookfield’s Investor Relations department (contact information provided below) by Friday, May 4, 2018.

A similar Los Angeles market update session for Brookfield DTLA investors will be offered in New York City on May 24, 2018 at 11:00am ET. Interested parties should contact Brookfield Investor Relations for details.

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About Brookfield DTLA Fund Office Trust Investor

Brookfield DTLA Fund Office Trust Investor Inc. owns and invests in high-quality commercial properties primarily in the Los Angeles Central Business District. The company is an indirect subsidiary of Brookfield Property Partners, one of the world’s largest commercial real estate companies, with approximately $68 billion in total assets.

Contact:
Brookfield Investor Relations
Tel: 855-212-8243
Email: bpy.enquiries@brookfield.com